EXHIBIT 99

            ACRODYNE ANNOUNCES DEFERRAL OF SECOND QUARTER 10Q FILING

Cockeysville, MD
CONTACT:  Patti Tolley, (410) 568-1629

Acrodyne Communications, Inc., (Nasdaq -- ACRO) announced today that it is necessary to defer filing the Company's Form 10-Q for the quarter ended June 30, 2000.

After the recent departure of the Company's Chief Executive Officer, Chief Financial Officer and its Controller, Acrodyne's Board of Directors directed a review of the Company's financial procedures and controls. The Company has determined that errors exist in the audited 1999 financial statements included in the Company's annual report on Form 10-K, and the interim financial statements included in the Company's report on Form 10-Q for the quarter ended March 31, 2000. Based on the review to date and advice from the Company's independent accountant, Arthur Andersen LLP, the Company believes that the audited financial statements for the year ended December 31, 1999, and the reviewed financials for the quarter ended March 31, 2000, will need to be amended and restated. The Company currently believes that errors may include overstatement of inventories and a resulting overstatement of gross profits for the year ended December 31, 1999 and for the quarter ended March 31, 2000, but other inaccuracies may be discovered as the review progresses. The Company has not yet determined the extent of the errors, and therefore has determined that it is unable at this time to revise past financial statements or issue new statements.

Acrodyne's Board has determined to engage a new independent accounting firm for the purpose of conducting a full review of the inventory balances and related activity for recent financial periods to determine the extent of any amendment and restatement. The Company is also taking steps to enhance financial controls and reporting accuracy as promptly as possible, including the hiring of a new Chief Financial Officer. Pending selection of a new Chief Financial Officer, the Company's current Chief Executive Officer and its Audit Committee are closely monitoring financial reporting issues.

The errors discovered to date relate solely to the Company's traditional analog product line. The Company believes that the errors will not affect its ability to support its customer base and vendor relationships, its distribution of the Rohde and Schwarz transmitters or the development of its new Quantum transmitter product line. The Company continues to expect that shipments of the Quantum line will begin in the fourth quarter of 2000.

This press release includes forward-looking statements based on the Company's current expectations and projections about future events. These forward-looking statements are

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subject to a number of risks,  uncertainties  and assumptions  about the Company that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the results of the further review of financial records described in the release. These risks and other risk factors are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the forward-looking statements contained in this press release.